                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                                FUR INVESTORS LLC

                                       AND

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                          Dated as of November 26, 2003

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                                TABLE OF CONTENTS

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                                                                                      PAGE
                                                                                      ----
ARTICLE I               DEFINITIONS.............................................        1

     Section 1.1    Definitions.................................................        1

ARTICLE II              THE OFFER; SHARE PURCHASE...............................        4

     Section 2.1    The Offer...................................................        4

     Section 2.2    Company Action..............................................        5

     Section 2.3    Newly Issued Share Purchase.................................        5

ARTICLE III             CONDITIONS..............................................        6

     Section 3.1    Conditions Precedent to the Obligation of the Company to
                      Issue the Shares..........................................        6

     Section 3.2    Conditions Precedent to the Obligation of Purchaser to
                      Purchase the Shares.......................................        6

ARTICLE IV              REPRESENTATIONS, WARRANTIES AND COVENANTS
                        OF THE COMPANY..........................................        7

     Section 4.1    Organization and Qualification..............................        7

     Section 4.2    Declaration of Trust and By-laws; Amendment of By-laws......        7

     Section 4.3    Capitalization..............................................        8

     Section 4.4    Newly Issued Shares.........................................        8

     Section 4.5    Authority Relative to Agreements............................        8

     Section 4.6    No Conflict; Required Filings and Consents..................        9

     Section 4.7    Offer Documents; Schedule 14D-9.............................        9

     Section 4.8    Rights Agreement............................................       10

     Section 4.9    SEC Filings; Financial Statements...........................       10

     Section 4.10   Absence of Litigation.......................................       10

     Section 4.11   Tax Status..................................................       11

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                                TABLE OF CONTENTS

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
     Section 4.12   Brokers.....................................................       11

ARTICLE V               REPRESENTATIONS AND WARRANTIES OF PURCHASER.............       11

     Section 5.1    Organization................................................       11

     Section 5.2    Authority Relative to This Agreement........................       12

     Section 5.3    No Conflict; Required Filings and Consents..................       12

     Section 5.4    Financing...................................................       12

     Section 5.5    Offer Documents.............................................       13

     Section 5.6    Ownership of Company Capital Stock..........................       13

     Section 5.7    Non-Distribution............................................       14

     Section 5.8    Accredited Investor Status..................................       14

     Section 5.9    Reliance on Exemptions......................................       14

     Section 5.10   Information.................................................       14

     Section 5.11   Transfer or Resale..........................................       14

     Section 5.12   Legends.....................................................       15

     Section 5.13   Brokers.....................................................       15

     Section 5.14   Absence of Litigation.......................................       15

ARTICLE VI              COVENANTS...............................................       16

     Section 6.1    Conduct of Business by the Company..........................       16

     Section 6.2    Company Board Representation; Management....................       17

     Section 6.3    Advisory Agreement..........................................       18

     Section 6.4    Acquisitions and Dispositions...............................       18

     Section 6.5    Exclusivity Services Agreement..............................       18

     Section 6.6    Purchaser Post-Closing Covenant Agreement...................       18

     Section 6.7    Transfer Tax................................................       18

     Section 6.8    No Solicitation of Transactions.............................       18

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                               TABLE OF CONTENTS

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
     Section 6.9    Listing of Newly Issued Shares..............................       19

     Section 6.10   Further Action; All Reasonable Efforts......................       19

     Section 6.11   Public Announcements........................................       19

     Section 6.12   Sale of Shares..............................................       20

ARTICLE VII             TERMINATION, AMENDMENT AND WAIVER.......................       20

     Section 7.1    Termination.................................................       20

     Section 7.2    Effect of Termination.......................................       21

     Section 7.3    Fees and Expenses...........................................       21

ARTICLE VIII            GENERAL PROVISIONS......................................       22

     Section 8.1    Amendment...................................................       22

     Section 8.2    Notices.....................................................       22

     Section 8.3    Severability................................................       23

     Section 8.4    Specific Performance........................................       23

     Section 8.5    Entire Agreement; Assignment................................       23

     Section 8.6    Waiver......................................................       23

     Section 8.7    Parties in Interest.........................................       23

     Section 8.8    Governing Law...............................................       23

     Section 8.9    Waiver of Jury Trial........................................       24

     Section 8.10   Headings....................................................       24

     Section 8.11   Counterparts................................................       24

ANNEX A         CONDITIONS TO THE OFFER
ANNEX B         ADVISORY AGREEMENT
ANNEX C         EXCLUSIVITY SERVICES AGREEMENT
ANNEX D         PURCHASER POST-CLOSING COVENANT AGREEMENT
ANNEX E         ESCROW AGREEMENT
ANNEX F         GUARANTY

         STOCK PURCHASE AGREEMENT, dated as of November 26, 2003 (this "Agreement"), between FUR INVESTORS LLC, a Delaware limited liability company ("Purchaser"), and FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, an Ohio business trust (the "Company").

         WHEREAS, the parties hereto have determined that it is in best interests of the parties and their respective members and shareholders, as applicable, that Purchaser make a cash tender offer (the "Offer") for up to 5,000,000 common shares of beneficial interest, par value $1.00 per share, of the Company ("Common Shares") for a purchase price of $2.30 per share (such amount, or any greater amount per share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

         WHEREAS, the parties hereto have determined that it is in the best interests of the parties and their respective members and shareholders, as applicable, that, immediately following the Offer, Purchaser will purchase a number of newly issued Common Shares of the Company determined in accordance herewith but not to exceed 19.9% of the total outstanding Common Shares immediately prior to the Closing (as hereinafter defined); and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                  SECTION 1.1 DEFINITIONS. For purposes of this Agreement:

         "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or (B) over 20% of any class of equity securities of the Company; (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the Transactions.

         "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "beneficial owner", with respect to any shares of Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

         "Board" means the Board of Trustees of the Company.

         "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "Covenant Agreement" has the meaning set forth in Section 6.6 hereof.

         "Escrow Agreement" means the Escrow Agreement attached hereto as Annex
E.

         "knowledge of the Company" means the actual knowledge of the trustees and officers of the Company after reasonable investigation.

         "Material Adverse Effect" means, when used in connection with the Company or any of its subsidiaries, any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change or effect arising out of or attributable to (i) any decrease in the market price of the shares, (ii) events, circumstances, changes or effects that generally affect the industries in which the Company operates, (iii) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, or (iv) changes arising from the announcement of the execution of this Agreement or the consummation of the Transactions.

         "Newly Issued Shares" means a number of Common Shares equal to 5,000,000 plus the difference between (x) 5,000,000 and (y) the number of shares validly purchased by Purchaser pursuant to the Offer; provided, however, that the number of Newly Issued Shares shall not exceed the number that represents 19.9% of the total outstanding Common Shares immediately prior to the Newly Issued Share Purchase.

         "Newly Issued Share Purchase" means the purchase by Purchaser and issuance and sale by the Company, of the Newly Issued Shares, in accordance with
Section 2.3 hereof.

         "Ohio Law" means any laws governing Ohio business trusts including, without limitation, Title 17 Section 1746 et. seq. of the Ohio Revised Code.

         "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         "REIT" means a real estate investment trust within the meaning of Sections 856-860 of the Code.

         "Shareholders" means holders of Common Shares.

         "subsidiary" or "subsidiaries" of the Company, Purchaser or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

         "Transactions" means, collectively, each of the Offer, the Newly Issued Share Purchase and the other transactions contemplated by this Agreement.

                  (a) The following terms have the meaning set forth in the Sections set forth below:

DEFINED TERM                    LOCATION OF DEFINITION
--------------------------      ----------------------
Action                             Section 4.10
Agreement                          Preamble
Board Recommendation               Section 2.2
Common Shares                      Recitals
Company                            Preamble
Disclosure Schedule                Article IV
Exchange Act                       Section 2.1(a)
GAAP                               Section 4.9(b)
Governmental Authority             Section 4.6(b)
Investigation Period               Section 6.9
Law                                Section 4.6(a)
Offer                              Recitals
Offer Documents                    Section 2.1(b)
Offer to Purchase                  Section 2.1(b)
Per Share Amount                   Recitals
Preferred Shares                   Section 4.3
Purchaser                          Preamble
Rights Agreement                   Section 4.8
Schedule 14D-9                     Section 2.2(a)
Schedule TO                        Section 2.1(b)
SEC                                Section 2.1(a)
Securities Act                     Section 4.9
SEC Reports                        Section 4.9(a)
Section 5.6 Ownership              Section 5.6
subsequent offering period         Section 2.1(a)

                                   ARTICLE II

                            THE OFFER; SHARE PURCHASE

                  SECTION 2.1 THE OFFER. (a) Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than December 5, 2003. The obligation of Purchaser to accept for payment Common Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per share payable in the Offer, to extend the offer to provide for "subsequent offering periods," as such term is defined in, and in accordance with, Rule 14d-11 under the Exchange Act and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, Purchaser shall not (i) decrease the price per share payable in the Offer, (ii) reduce the maximum number of Common Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Annex A hereto, (iv) change the form of consideration payable in the Offer or (v) amend, add to or waive any other term of the Offer in any manner that would be, in any significant respect, adverse to the Company or the Shareholders. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, and shall be reduced by the per share distributions, if any, declared and payable by the Company to Shareholders from and after the date hereof until the expiration of the Offer, upon the terms and subject to the conditions of the Offer. Upon expiration of the Offer, Purchaser shall, accept for payment shares validly tendered and not withdrawn pursuant to the Offer and pay for all such shares promptly following the acceptance of shares for payment in accordance with applicable Law and any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"). Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for shares to the extent required for compliance in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (a) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Shareholders, in each case as and to the extent required by applicable federal securities laws.

                  SECTION 2.2 COMPANY ACTION. (a) Provided that the conditions contained in Sections 3.1(a), (c) and (d) are satisfied as of the date of commencement of the Offer, as if such date was the Closing Date, except as required by the fiduciary duties of the Board under applicable Law as determined by the Board in good faith, after consultation with its counsel, the Company shall consent to the inclusion in the Offer Documents of a statement that the Board has authorized and approved this Agreement and the transactions contemplated hereby and determined that this Agreement and such transactions are in the best interests of the Shareholders, but, that the Board is remaining neutral and making no recommendation as to whether Shareholders should tender their Shares in the Offer (the "Board Recommendation"), together with such other supporting information regarding the Board Recommendation as shall be mutually agreeable by the Board and the Purchaser. As promptly as reasonably practicable on or after the date of commencement of the Offer, (but in no event later than 5 business days thereafter) the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as required by the fiduciary duties of the Board under applicable Law as determined by the Board in good faith, after consultation with its counsel, the Board Recommendation, and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Shareholders, in each case as and to the extent required by applicable federal securities laws.

                  (b) The Company shall promptly furnish Purchaser, upon request, with (i) mailing labels containing the names and addresses of all record Shareholders, (ii) security position listings of Common Shares held in stock depositories and (iii) a non-objecting beneficial owners (NOBO) list, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Common Shares. The Company shall furnish Purchaser upon request with such additional information, including, without limitation, updated listings and computer files of Shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Common Shares as Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer, and, if this Agreement shall be terminated in accordance with Section 7.1, shall deliver to the Company all copies of such information then in its possession.

                  SECTION 2.3 NEWLY ISSUED SHARE PURCHASE. On the second business day immediately following the later of (i) the expiration date of the Offer or (ii) if the Purchaser provides for subsequent offering periods, the expiration date of the final subsequent offering period, the Company shall issue and sell to Purchaser and Purchaser shall purchase, the Newly Issued Shares. The purchase price for the Newly Issued Shares shall be $2.60 per share. The closing of the purchase and sale of the Newly Issued Shares shall take place at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022 (the "Closing"). Purchaser and the Company shall deliver, or cause to be delivered, each of the deliveries provided on Schedule A to the Escrow Agreement, and Purchaser and the Company shall execute the Escrow Agreement, on or prior to the expiration date of the Offer (without regard to any subsequent offering periods).

                                  ARTICLE III

                                   CONDITIONS

                  SECTION 3.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE THE SHARES. The obligation hereunder of the Company to issue the Newly Issued Shares to Purchasers is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                  (a) ACCURACY OF PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date.

                  (b) PERFORMANCE BY PURCHASER. Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

                  (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (d) GUARANTY. Purchaser shall have provided to the Company a guaranty of Michael L. Ashner, in the form attached hereto as Annex F.

                  SECTION 3.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO PURCHASE THE SHARES. The obligation hereunder of Purchaser to acquire and pay for the Newly Issued Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for Purchaser's sole benefit and may be waived by Purchaser at any time in its sole discretion.

                  (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

                  (b) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

                  (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         As an inducement to Purchaser to enter into this Agreement, and except as disclosed in a separate disclosure schedule which has been delivered by the Company to Purchaser prior to the execution of this Agreement (the "Disclosure Schedule"), the Company hereby represents, warrants and covenants to Purchaser that:

                  SECTION 4.1 ORGANIZATION AND QUALIFICATION. The Company and each subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Material Adverse Effect or prevent or delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or any agreement contemplated hereby. The Company and each subsidiary of the Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect or prevent or delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or any agreement contemplated hereby.

                  SECTION 4.2 DECLARATION OF TRUST AND BY-LAWS; AMENDMENT OF BY-LAWS. The Company has heretofore made available to Purchaser a complete and correct copy of the Declaration of Trust and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each subsidiary of the Company. Such Declaration of Trust, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any subsidiary is in violation of any of the provisions of its Declaration of Trust, By-laws or equivalent organizational documents. Prior to expiration of the Offer, the By-laws shall have been duly amended by the Board to exempt the Purchaser from the "Limit" (as defined in the By-laws) provided such exemption shall only be in effect during such time: (i) that the Purchaser's ownership of Common Shares does not exceed 33% of the total outstanding Common Shares exclusive of Common Shares underlying unexercised stock options and warrants to purchase Common Shares; (ii) no one individual has Section 5.6 ownership of more than 35% of the equity interests in the Purchaser and no two individuals have
Section 5.6 ownership of more than 50% of the equity interests in the Purchaser. Other than as set forth on Schedule 4.2 hereto, the Company has not received any request for, or granted, any waiver of the share ownership limitations set forth in the Company's Bylaws, and, to the Company's knowledge, no shareholder(s) have exceeded such ownership limitations.

                  SECTION 4.3 CAPITALIZATION. The authorized capital stock of the Company consists of an unlimited number of Common Shares and 2,300,000 preferred shares of beneficial interest, $25 liquidation preference per share ("Preferred Shares"). As of the date hereof, (i) 26,058,913 Common Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 983,082 Preferred Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3 hereto, there are no outstanding contractual obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests of any subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Company or any other person. Each outstanding equity interest of each subsidiary of the Company that is owned by the Company is duly authorized, validly issued, fully paid and nonassessable, and each such equity interest owned by the Company or a subsidiary of the Company is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any of its subsidiaries' voting rights, charges and other encumbrances of any nature whatsoever.

                  SECTION 4.4 NEWLY ISSUED SHARES. The Newly Issued Shares, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and, assuming the representations and warranties of Purchaser are true and accurate, will be issued in compliance with all applicable Federal and state securities laws.

                  SECTION 4.5 AUTHORITY RELATIVE TO AGREEMENTS. The Company has all necessary power and authority to execute and deliver this Agreement and any agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and any agreements contemplated hereby by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, with the exception of actions to be taken by the individual members of the existing Board of the Company pursuant to Section 6.2 hereof, which actions are reserved to such individuals in the exercise of their fiduciary duty. Each of this Agreement and any agreements contemplated hereby has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

                  SECTION 4.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and any agreements contemplated hereby by the Company do not, and the performance of this Agreement and any agreements contemplated hereby by the Company will not, (i) conflict with or violate the Declaration of Trust or By-laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) to the knowledge of the Company, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement and any agreements contemplated hereby.

                  (b) Except for the New York Stock Exchange Additional Listing Application, the execution and delivery of this Agreement and any agreements contemplated hereby by the Company do not, and the performance of this Agreement and any agreements contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") or any other person.

                  SECTION 4.7 OFFER DOCUMENTS; SCHEDULE 14D-9. Neither the
Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Purchaser or any of Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 4.8 RIGHTS AGREEMENT. The rights issued under the Rights Agreement, dated as of March 7, 1990 and amended as of August 11, 1998 (the "Rights Agreement"), between the Company and National City Bank, a national banking association, as rights agent, expired by their terms as of March 30, 2000, and the Rights Agreement is no longer effective.

                  SECTION 4.9 SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC through the date of this Agreement (the "SEC Reports"). The SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Company is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                  SECTION 4.10 ABSENCE OF LITIGATION. Except as disclosed in the SEC Reports and Schedule 4.10 hereto, as of the date of this Agreement, there is no litigation, suit, claim, action or proceeding (an "Action") pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority that (i) would have a Material Adverse Effect, (ii) seeks to delay or prevent the consummation of any Transaction or (iii) if successful would prevent or delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or would render the Transactions, this Agreement or any agreements contemplated hereby, null and void. Except as disclosed in the SEC reports, neither the Company nor any of its subsidiaries nor any property or asset of the Company or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Material Adverse Effect or prevent or delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or any agreements contemplated hereby.

                  SECTION 4.11 TAX STATUS. The Company (A) has satisfied all requirements for qualification as a "REIT" (as defined in Section 856 of the Code) for each taxable year from its inception, (B) and since inception has been organized and operated in conformity with the requirements for qualification as a REIT, and (C) has not taken or omitted to take any action that would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to the Company's knowledge, threatened. The Company qualifies as a "domestically controlled REIT" (as defined in Section 897(h)(4)(B) of the Code). The Company does not, directly or through any subsidiary, own any assets (i) that would cause the Company to violate Section 856(c)(4) of the Code, or (ii) the disposition of which would be subject to the provisions of Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7 of the Code. The Company has not adopted a plan of liquidation or other agreement requiring it to liquidate within any period.

                  SECTION 4.12 BROKERS. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to the Company to enter into this Agreement, Purchaser hereby represents and warrants to the Company that:

                  SECTION 5.1 ORGANIZATION. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay consummation of the Transactions, or otherwise prevent Purchaser from performing its obligations under this Agreement and any agreements contemplated hereby. Michael L. Ashner
(i) is the sole manager of Purchaser and, as such, has full authority and control over the operation and management of Purchaser and (ii) beneficially owns not less than 25% of the membership interests of Purchaser.

                  SECTION 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser has all necessary power and authority to execute and deliver this Agreement and any agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and any agreements contemplated hereby by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement and any agreements contemplated hereby or to consummate the Transactions. Each of this Agreement and any agreements contemplated hereby has been duly and validly executed and delivered by Purchaser, and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms.

                  SECTION 5.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and any agreements contemplated hereby by Purchaser do not, and the performance of this Agreement and any agreements contemplated hereby by Purchaser will not, (i) conflict with or violate the organizational documents of Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection
(b) have been obtained and all filings and obligations described in subsection
(b) have been made, conflict with or violate any Law applicable to Purchaser or by which any property or asset of it is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions, or otherwise prevent Purchaser from performing its obligations under this Agreement or any agreements contemplated hereby.

                  (b) The execution and delivery of this Agreement and any agreements contemplated hereby by Purchaser do not, and the performance of this Agreement and any agreements contemplated hereby by Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority or any other person, except for requirements of the Exchange Act applicable to the Offer.

                  SECTION 5.4 FINANCING. Purchaser has, and will have at the time of consummation of the Offer and the Closing, sufficient funds to acquire all the shares in the Offer and the Newly Issued Shares, respectively, without any financing contingency.

                  SECTION 5.5 OFFER DOCUMENTS. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC, are first published or are sent or given to Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Offer Documents. The Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 5.6 OWNERSHIP OF COMPANY CAPITAL STOCK. The Purchaser represents and warrants that at no time during the period that the Purchaser owns any Common Shares will any individual own, directly or constructively pursuant to the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and Section 856(h)(3)(A) of the Code ("Section 5.6 ownership"), more than 35 percent of the equity interests in the Purchaser, nor will any two individuals own more than 50 percent of the equity interests in the Purchaser. Based on information provided by the Company to Purchaser and publicly available information, Purchaser further represents and warrants to the Company that Purchaser's ownership (as defined in the Company's By-laws) of Common Shares, including any Common Shares acquired pursuant to the Offer and the Newly Issued Share Purchase, will not:

                  (i) result in the Company being "closely held" within the meaning of Section 856(h) of the Code;

                  (ii) cause the Company to (A) own 10% or more of the ownership interests of a tenant of the Company or any of its subsidiaries (other than a Taxable REIT Subsidiary, if the requirements of Section 856(d)(8) are satisfied) within the meaning of Section 856(d)(2)(B) of the Code or (B) violate the 95% gross income test of Section 856(c)(2) of the Code;

                  (iii) result in the Common Shares being owned by fewer than 100 persons within the meaning Section 856(a)(5) of the Code;

                  (iv) result in the Company being a "pension held REIT" within the meaning of Section 856(h)(3)(D) of the Code;

                  (v) cause the Company to fail to be a "domestically controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code; and

                  (vi) cause the Company to fail to qualify as a REIT.

                  SECTION 5.7 NON-DISTRIBUTION. Purchaser is purchasing the shares of Newly Issued Stock for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

                  SECTION 5.8 ACCREDITED INVESTOR STATUS. Purchaser is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

                  SECTION 5.9 RELIANCE ON EXEMPTIONS. Purchaser understands that the Newly Issued Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Newly Issued Shares.

                  SECTION 5.10 INFORMATION. Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Newly Issued Shares which have been requested by Purchaser. Purchaser and its advisors have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Purchaser understands that its investment in the Newly Issued Shares involves a high degree of risk. Purchaser has sought such accounting, legal and tax advice as it has considered necessary to an informed investment decision with respect to its acquisition of the Newly Issued Shares.

                  SECTION 5.11 TRANSFER OR RESALE. Purchaser understands that
(i) the Newly Issued Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless
(a) subsequently registered thereunder, or (b) Purchaser shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said rule and further, if said rule is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and
(iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

                  SECTION 5.12 LEGENDS. Purchaser understands that unless, and until such time as the Newly Issued Shares have been registered under the Securities Act, the certificates representing such securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH OR BE EXEMPT FROM APPLICABLE STATE SECURITIES LAWS.

The legend set forth above as it appears on the certificate(s) representing the Newly Issued Shares shall be removed and the Company shall issue a certificate without such legend to the holder of such shares of upon which it is stamped, if, unless otherwise required by federal or state securities laws, (a) the sale of such shares is registered under the Securities Act, or (b) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of such shares may be made without registration under the Securities Act, or (c) such holder provides the Company with reasonable assurances that the shares can be sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto) without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

                  SECTION 5.13 BROKERS. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

                  SECTION 5.14 ABSENCE OF LITIGATION. There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, or any property or asset of Purchaser or any of its subsidiaries, before any Governmental Authority that as of the date hereof, seeks to delay or prevent the consummation of any Transaction. Neither Purchaser nor any of its subsidiaries nor any property or asset of Purchaser or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Purchaser, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or delay consummation of the Transactions, or otherwise prevent Purchaser from performing their obligations under this Agreement or any agreements contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

                  SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY. The Company agrees that, from the date of this Agreement until the date that new directors are appointed to the Board pursuant to Section 6.2 hereof, except as contemplated by any other provision of this Agreement, the businesses of the Company and its subsidiaries shall be conducted in, and the Company and its subsidiaries shall not take any action except in accordance with this Agreement. Without limiting the preceding sentence, prior to the date that new directors are appointed to the Board pursuant to Section 6.2 hereof, neither the Company nor any of its subsidiaries shall, directly or indirectly:

                  (a) amend or otherwise change its Declaration of Trust or By-laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of beneficial interest or other ownership interest of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of beneficial interest, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or (ii) any material assets of the Company or any of its subsidiaries;

                  (c) except to the extent necessary for the Company to qualify as a REIT, declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, with respect to any of its Common Shares', provided, however, that the Company may continue to make regularly scheduled dividend payments on its Preferred Shares;

                  (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, real property or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) other than in the ordinary course of business, enter into any contract or agreement other than as contemplated herein; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.1(e);

                  (f) increase the compensation payable to its directors or officers or hire any employees;

                  (g) take any action, other than actions required by GAAP or in the ordinary course of business, to change its accounting policies or procedures; or

                  (h) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing. SECTION 6.2 Company Board Representation; Management.

                  SECTION 6.1 COMPANY BOARD REPRESENTATION; MANAGEMENT(a) Unless and until otherwise determined by a majority of the independent trustees on the Board, from and after the Closing, the Board shall be comprised of six trustees, at least four of whom shall meet the independence requirements of Section 303A.02 of the New York Stock Exchange's Listed Company Manual, as amended November 4, 2003 ("Rule 303A") as if currently applied to the Company (such four trustees herein referred to as "Independent Trustees" and the remaining trustees referred to as "Non-Independent Trustees"). Concurrently with the Closing, one designee of Purchaser shall be appointed to the Board by the existing Board in the class of trustees as shall be determined by Purchaser. In addition, concurrently with the Closing, the existing Board shall appoint two trustees that meet the independence requirements of Rule 303A, which trustees shall be proposed by Purchaser and acceptable to the Board. Immediately following the appointments referred to in the immediately preceding two sentences, two members of the existing Board shall resign from the Board effective immediately.

                  (b) During the Covenant Period (as defined in the Covenant Agreement) (i) the Purchaser shall have the continuing exclusive right to designate individuals to fill vacancies on the Board created by the resignation, death or removal of any Non-Independent Trustees and (ii) without limiting the provisions of Section 6.2(d) below, the Purchaser shall have the continuing, non-exclusive right to designate individuals meeting the independence requirements of Rule 303A to fill vacancies on the Board created by the resignation, death or removal of any Independent Trustees.

                  (c) Concurrently with the Closing, the existing Board shall appoint Michael L. Ashner as President and Chief Executive Officer of the Company to serve at the pleasure of the Board, and the current President and Chief Executive Officer of the Company shall resign as such.

                  (d) Concurrently with the Closing, the newly reconstituted Board will establish an Audit Committee of the Board, a Compensation Committee of the Board and a Nomination Committee of the Board. The Audit Committee will consist solely of three independent trustees, one of whom will be an "audit committee financial expert", as defined under Item 401(h)(2) of Regulation S-K promulgated under the Exchange Act. The Compensation Committee will consist solely of two independent trustees and the Nominating Committee will consist solely of four independent trustees. The Nominating Committee will be given the power and authority to approve nominations for vacancies in the Board created by the death, removal or resignation of an Independent Trustee, upon proposal of such nominee by the members of the Board that are not on the Nominating Committee or by the Purchaser. At the Closing, the newly reconstituted Board will amend Article II, Section 6 of the By-laws to remove any restrictions to the granting of such authority to the Nominating Committee.

                  SECTION 6.3 ADVISORY AGREEMENT. At the Closing, the Company shall enter into an Advisory Agreement with an affiliate of Purchaser in the form attached as Annex B to this Agreement.

                  SECTION 6.4 ACQUISITIONS AND DISPOSITIONS. At the Closing, the By-laws shall be amended by the newly reconstituted Board to provide that all investments made by the Company in excess of $1,500,000 (other than investments in government insured securities) and all dispositions in excess of $2,000,000 will require prior majority Board approval.

                  SECTION 6.5 EXCLUSIVITY SERVICES AGREEMENT. At the Closing, Purchaser shall deliver to the Company an exclusivity services agreement (the "Exclusivity Agreement") in the form attached hereto as Annex C, duly executed by Michael L. Ashner.

                  SECTION 6.6 PURCHASER POST-CLOSING COVENANT AGREEMENT. At the Closing, the Company and Purchaser shall enter into an agreement in the form attached hereto as Annex D (the "Covenant Agreement").

                  SECTION 6.7 TRANSFER TAX. The Company and Purchaser shall each pay half of any real property transfer or gains, sales, use, transfer value added, stock transfer, and stamp taxes, and any similar taxes (and any penalties or interest with respect to such taxes), which are or become payable in connection with the acquisition of the shares by Purchaser hereunder. The Company and Purchaser shall cooperate in the preparation and filing of any required returns with respect to such taxes (including returns on behalf of the Shareholders.)

                  SECTION 6.8 NO SOLICITATION OF TRANSACTIONS (a) Neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, or initiate the submission of, any Acquisition Proposal.

                  (b) Notwithstanding anything in this Section 6.8 to the contrary, the Company may negotiate and otherwise engage in discussions with any person who delivers an Acquisition Proposal that (i) a majority of the Board believes, if consummated, would result in a transaction that is superior to the Offer and (ii) a nationally recognized financial advisor engaged by the Board advises the Board would, if consummated, be superior to the Offer from a financial point of view, if the Company has complied with the terms of Section 6.8(a).

                  (c) The Board shall be permitted to withdraw its approval of the Transaction and the Board Recommendation, but only if the Company has complied with Section 6.8(a) and 6.8(b).

                  SECTION 6.9 LISTING OF NEWLY ISSUED SHARES. As soon as practicable following commencement of the Offer, but in no event more than ten calendar days thereafter, the Company shall file with the New York Stock Exchange an application to list the maximum number of Newly Issued Shares issuable pursuant to Section 2.3 hereof, in accordance with Section 703 of the New York Stock Exchange's listing standards (or other self-regulatory operating system on which Common Shares are then traded) ("New York Stock Exchange Additional Listing Application").

                  SECTION 6.10 FURTHER ACTION; ALL REASONABLE EFFORTS. (a) Each of the parties shall use its reasonable efforts to timely satisfy each of the conditions precedent to the obligations hereunder of the other party hereto, as set forth in Article III hereof.

                  (b) Without limiting the foregoing, upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and any of its subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer.

                  (c) Each of the parties hereto agrees to cooperate and use all reasonable efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

                  SECTION 6.11 PUBLIC ANNOUNCEMENTS. Purchaser and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Newly Issued Share Issuance shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use all reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                  SECTION 6.12 SALE OF SHARES. Subject to the compliance by the selling parties with applicable securities laws, the Company acknowledges that nothing contained herein or in any of the Annexes hereto expressly prevents or in any way restricts Purchaser or Michael L. Ashner from effecting the public market sale of up to 100,000 Common Shares in the aggregate owned by them as of the date hereof at any time after the public announcement by the Company of the transactions contemplated by this Agreement and before commencement of the Offer.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.1 TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

                  (a) by mutual written consent of Purchaser and the Company duly authorized by the Boards of Directors or equivalent management boards of Purchaser and the Company;

                  (b) by either Purchaser or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any non-appealable permanent injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Offer or the Newly Issued Share Purchase illegal or otherwise preventing or prohibiting consummation of the Offer or the Newly Issued Share Purchase;

                  (c) by Purchaser if, prior to the Closing, (i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval of this Agreement, the Newly Issued Share Purchase or the Board Recommendation other than in accordance with Section 6.8(b) hereof, or
(ii) the Board shall have approved an Acquisition Proposal; provided, however, that if the Purchaser shall not have theretofore so terminated this Agreement, the Purchaser shall no longer have the right to terminate this Agreement pursuant to this clause (ii) with respect to any such Acquisition Proposal from and after the time the Company has notified the Purchaser in writing that the Board has withdrawn its recommendation and approval of such Acquisition Proposal and has reinstated its approval of this Agreement, the Newly-Issued Share Purchase and the Board Recommendation;

                  (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer by the close of business on December 5, 2003, (B) terminated the Offer without having accepted any shares for payment thereunder or (C) failed to pay for shares pursuant to the Offer by March 15, 2004, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the conditions specified in paragraph (c), (d) or (e) of Annex A, or (ii) prior to the purchase of shares pursuant to the Offer, the Board determines in good faith, upon consultation with outside counsel, that it is required to do so by its fiduciary duties under applicable Law; or

                  (e) by either Purchaser or the Company following the date which is 90 days after the entering by a Governmental Authority of competent jurisdiction of a temporary restraining order or preliminary injunction, which has not been vacated or dismissed, that prohibits the consummation, in whole or in part, of the Offer or the Newly Issued Share Purchase.

                  SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 7.3 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

                  SECTION 7.3 FEES AND EXPENSES. (a) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                  (b) As liquidated damages to compensate Purchaser for lost opportunity time, expenses and avoiding the difficulty of trying to quantify damages, the Company shall pay Purchaser a fee of $300,000 plus verifiable out-of-pocket expenses not to exceed $300,000 (i) immediately upon consummation of a transaction resulting from an Acquisition Proposal, (ii) if this Agreement is terminated by the Purchaser pursuant to Section 7.1(c)(ii) at any time following the date that is 90 days after the date on which the Company has approved or recommended an Acquisition Proposal in accordance with Section 6.8(b), or (iii) pursuant to Section 7.1(d)(ii).

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

                  (c) If the Company fails to pay any amount due Purchaser under this Section 7.3, the Company shall also pay any costs and expenses incurred by Purchaser in any legal action to enforce this Agreement that results in any final, non-appealable judgment against the Company.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

                  if to Purchaser:

                        FUR Investors, LLC
                        100 Jericho Quadrangle, Suite 214
                        Jericho, NY  11753
                        Telephone: (516) 822-0022
                        Fax No.: (516) 433-2777
                        Attention: Michael L. Ashner

                  with a copy to:

                        Katten Muchin Zavis Rosenman
                        575 Madison Avenue
                        New York, New York  10022
                        Telephone: (212) 940-8800
                        Fax No.: (212) 940-8776
                        Attention: Todd J. Emmerman

                  if to the Company:

                        First Union Real Estate Equity and Mortgage Investments 125 Park Avenue, 14th floor
                        New York, New York  10017
                        Telephone No: (212) 949-1373
                        Telecopier No: (212) 681-9196
                        Attention: Talton Embry

                  with a copy to: Seward & Kissel LLP

                                  1 Battery Park Plaza
                                  New York, New York 10004
                                  Attn: Gary Wolfe

                  SECTION 8.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 8.4 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 8.5 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the exhibits, annexes and schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder, including the obligation to make the Offer, to any affiliate of Purchaser, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  SECTION 8.6 WAIVER. No purported extension or waiver by any party shall be valid unless set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 8.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 8.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

                  SECTION 8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

                  SECTION 8.10 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

               IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  FUR INVESTORS, LLC

                                  By: /s/ Michael L. Ashner
                                      ---------------------
                                  Name: Michael L. Ashner
                                  Title: Manager

                                  FIRST UNION REAL ESTATE EQUITY AND
                                      MORTGAGE INVESTMENTS

                                  By: /s/ Neil H. Koenig
                                      ------------------
                                  Name: Neil H. Koenig
                                  Title: Chief Financial Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any shares tendered pursuant to the Offer, and may, subject to Section 2.1, extend, terminate or amend the Offer, if at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

         (a) there shall have been instituted and remain pending any Action brought by any Governmental Authority of competent jurisdiction over the Company
(i) challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the Offer or the Newly Issued Share Purchase, (ii) seeking to impose material limitations on the ability of Purchaser to exercise effectively full rights of ownership of any shares, including, without limitation, the right to vote any shares acquired or owned by Purchaser on all matters properly presented to the Shareholders, or (iii) seeking to require divestiture by Purchaser of any shares;

         (b) there shall have been any judgment, order or injunction entered or issued by any Governmental Authority of competent jurisdiction that results in any of the consequences referred to in clauses (i), (ii) and (iii) of paragraph (a) above;

         (c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Purchaser, its approval of this Agreement, the Newly Issued Share Purchase or the Board Recommendation, shall have recommended that Shareholders not tender their shares in the Offer, shall have approved or recommended any Acquisition Proposal or any other material acquisition of shares other than the Offer or the Newly Issued Share Purchase or
(ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

         (d) any representation or warranty of the Company in the Agreement shall not be true and correct as if such representation or warranty was made as of such time on or after the date of this Agreement, except as would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement;

         (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement or any agreement contemplated hereby;

         (f) the Agreement shall have been terminated in accordance with its terms;

         (g)      there shall have occurred a Material Adverse Effect;

         (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer;

         (i) there shall have occurred any act of terrorism against the United States of America that shall have resulted in (i) the simultaneous closing of three or more domestic international airports for a period of at least 24 consecutive hours or (ii) the simultaneous closing of the three largest stock exchanges in the United States for a period of at least 6.5 consecutive trading hours; or

         (j) the New York Stock Exchange Additional Listing Application shall not have been approved, subject to notice of issuance of the Newly Issued Shares.

                                        2